Exhibit 99.1

Walker & Dunlop Servicing Portfolio Surpasses $40 Billion Milestone

Bethesda, MD – July 29, 2014 – Walker & Dunlop, Inc. (NYSE: WD) (“the Company”) announced today that its loan servicing portfolio crossed over the $40 billion mark. The portfolio, comprised of over 4,300 commercial loans from across the United States, has an average loan term of over ten years with 84 percent of the servicing fees protected from the risk of prepayment through make-whole requirements. The mortgage servicing rights related to this portfolio had a fair value of $432 million at June 30, 2014.

Walker & Dunlop’s servicing portfolio has grown 473 percent since the end of 2008 due to strong organic loan originations as well as the acquisition of assets of Column Guaranteed LLC in 2009 and the acquisition of CWCapital LLC in 2012. Walker & Dunlop ended 2013 as the 8th largest commercial loan servicer in the country per the Mortgage Bankers Association.

“This is a huge milestone for our Company,” commented Chairman and CEO Willy Walker. “Servicing generates extremely stable, long-term revenue streams. We established a goal of generating 50 percent or more of our revenue from servicing and asset management fees by the end of 2017, and crossing the $40 billion mark is a significant step in achieving that goal. I would like to thank our servicing and asset management teams for their fantastic efforts and expertise that have allowed us to grow this portfolio dramatically while maintaining exceedingly low loan losses.”

The Company’s operating subsidiary, Walker & Dunlop, LLC, is a rated Primary Servicer, with ratings from Standard & Poor’s and Fitch. Walker & Dunlop, LLC services loans on all types of commercial real estate properties on behalf of Fannie Mae, Freddie Mac, Ginnie Mae, life insurance companies, CMBS issuers and others.

About Walker & Dunlop

Through its subsidiary Walker & Dunlop, LLC, Walker & Dunlop, Inc. (NYSE: WD) is one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending. As a Fannie Mae DUS®, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender, the Multifamily and FHA Finance groups are focused on lending to property owners, investors, and developers of multifamily properties across the country. The Capital Markets group specializes in financing commercial real estate for owners and investors across the United States, securing capital from large institutions such as life insurance companies, commercial banks, CMBS lenders, pension funds, and specialty finance companies. The Proprietary Capital group develops new financial products and provides institutional advisory, asset management, and investment management services with respect to debt and equity, including bridge financing. Walker & Dunlop, LLC has more than 400 employees located nationwide. For more information about the Company, please visit www.walkerdunlop.com or follow us on Twitter at @Walkerdunlop.

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law.

For a further discussion of the factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section entitled ‘‘Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent SEC filings. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Senior Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

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